EMPLOYMENT AGREEMENT

   between Giddings & Lewis, GmbH, a company fully owned by Giddings & Lewis, Inc. with place of business in Wendlingen a.n., (hereinafter referred to as the "Company") and Mr. Heinz-Gerhard Anders (hereinafter referred to as "Mr. Anders").

   1.   Position and Scope of Duties
        a. The Company shall employ Mr. Anders as Managing Director (Geschaftsfuhrer). In such capacity, Mr Anders will be responsible for the European Operations of the Company, including operations in Wendlingen, Germany; Knowsley, U.K.; and Arbroath, Scotland.

             It will be recommended at the February 1994, Board of Directors meeting that Mr. Anders be named an officer of Giddings & Lewis.

        b. Mr. Anders shall perform his duties as Managing Director by observing the diligence of a prudent businessman in accordance with the provisions of this Employment Agreement, the Company's Articles of Association, the general and specific directives or instructions given by the quotaholders and the chairman of the board and in accordance with the law.

        c. The quotaholders may, at any time, appoint additional Managing Directors and/or assign different and/or additional responsibilities to Mr. Anders. The appointment of additional managing directors notwithstanding, Mr. Anders will represent the Company alone.

        d. The following actions shall require the prior written consent of the shareholders:
             1. Selling of this enterprise as such, selling of parts of this enterprise, as well as, entering into contracts concerning the reorganization, merger or transformation of the Company;

             2. Acquisition, transfer and mortgaging of land, interests in land and similar rights, as well as, all contracts stipulating obligations regarding such transactions;

             3. Formation, transfer and liquidation of divisions, formation of companies, acquisition, expansion and termination of interests in enterprises and the formation and termination of silent partnerships;

             4. Taking of liabilities and granting of credits exceeding DM 50,000 (or such other amount as determined by the shareholders' meeting) per single case, excepting as far as day-to-day business is concerned;

             5.   Appointment and dismissal of proxies (Prokuristen);

             6. Entering into, termination and alteration of employment contracts with employees whose salaries exceed DM 150,000 per calendar year (or such other amount determined by the shareholders' meeting) or who shall participate in the Company or its profit on the basis of its profit or its turnover or otherwise;

             7.   Warranting of pensions of all kind;

             8. Entering into, cancellation and alteration of lease contracts, exceeding a monthly amount of DM 5,000;

             9. Entering into liabilities upon bills, excepting the endorsement of customers' bills, taking of warranties and other securities for third persons;

             10.  Acquisition and selling of securities of all kind;

             11. Loans and advances to employees of the Company not exceeding the amount as determined by the quotaholders from time to time.

             12. Entering into, concluding or cancellation of license agreements whatsoever;

             13. All other activities which are, with respect to their bearing and significance, of specific importance for the Company or which do not belong to the Company's usual business transactions.

        e. Mr. Anders shall devote his full working time and ability to the Company's business. Any other activity which normally entitles to remuneration, including any part-time work, is subject to the explicit prior written consent of the quotaholders. The quotaholders may refuse to grant such consent without giving reasons therefore.

        f. If Mr. Anders makes an invention in his capacity with the Company, any rights to use this invention will be transferred to the Company without any payments to the inventor.

   2.   Salary and Allowable Expenses

        a. Mr. Anders will be paid an annual base salary of DM 350,000. Mr. Anders will participate in the Management Incentive Compensation Plan. For 1994, Mr Anders will participate at a target level of 40% of his base salary with any incentive award paid based on attainment of set objectives for his operations. At a minimum for 1994, he will be paid 20% of his base salary (DM 70,000) which will be paid in March of 1995.

             The base compensation will be paid in 12 installments p.a. at the end of each calendar month. Any incentive earned will be paid in March of the following year.

        b. Travel expenses and other necessary expenses incurred by Mr. Anders, in the furtherance of the Company's business shall be reimbursed against proof and in accordance with the principles applicable in Germany for tax purposes.

        c.   The Company shall furnish Mr. Anders with a company car (model:
             MB 320E) for business and personal use. The value of the personal use per month as determined by the German tax regulations for the particular type of car shall constitute additional compensation to Mr. Anders which will be subject to wage tax withholding.

             In case of suspension under clause 3 a. Mr. Anders shall at the request of the Company immediately return the company car together with the keys to the company's place of business.

        d. To the extent Mr. Anders is subject to social security contributions (old age, unemployment, health) the Company will pay half of the legal contributions, as defined under German law from time to time.

   3.   Terms of Employment and Notice

        a. This Agreement is entered into until May 31, 1998. The Agreement may be terminated at or after May 31, 1998, but only at the end of a calendar month by giving 3 months notice. In case of termination, the Company is entitled to release Mr Anders from his obligation to work during the period of notice while continuing to pay him his salary.

        b. Extraordinary notice of termination, effective immediately, may be given for cause as defined under German labour law.

        c. Notice of termination by Mr. Anders must be given in writing to the Chairman of Giddings & Lewis, Inc.

   4.   Vacation
        Mr. Anders shall be entitled to an annual vacation of 30 work days excluding Saturdays. The timing of vacation shall be determined in agreement with the quotaholders, thereby taking into consideration the personal wishes of Mr. Anders and the interests of the Company.

   5.   Sickness, Death
        a. In case Mr. Anders is temporarily unable to perform his duties as Managing Director due to sickness, the Company shall continue to pay the base salary set forth in Section 2 a. hereof for a period of 6 months.

        b. In case of death during the term of this Agreement, the Company shall pay Mr. Anders base salary set forth in Sec. 2 a. hereof for a period of 3 months to his widow (and/or heirs as joint creditors provided that the heirs are not older than 25 and will not have terminated their professional education).

   6.   Disability Protection
        The Company will enter into an accident insurance to the benefit of Mr. Anders calling for the following payments:

             According to current policy with:  Helvetia Versicherungen, dated 3/3/93, No.
                                                130.080.05630942 for H. G.
                                                Anders.

   7.   Fringe Benefits
        Mr. Anders will be entitled to the Company's fringe benefits normally extended to executives of the Company.

   8.   Secrecy
        Mr. Anders shall not disclose to any third party or use for his personal gain any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to him and which relates to the Company or to any of its related companies. In particular, no information may be disclosed concerning the organization of the business, the relations with customers and suppliers and the Company's know-how. This obligation shall not expire upon termination of the employment but shall remain in force.

        Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. It is not permitted to make copies or extracts or duplicates of drawings, calculations, statistics and the like and of any other business records for purposes other than for the Company's business.

        Upon termination of this employment, Mr. Anders shall return of his own accord all business records and copies thereof which are in his possession. Mr. Anders shall have no right of retention.

   9.   Undertaking Not to Compete
        Mr. Anders herewith agrees to refrain during a period of two years after termination of this Agreement from developing, producing and/or distribution products as shown on the exhibit or rendering any services in connection with these products (prohibited activities). Mr. Anders herewith agrees further to refrain from any prohibited activity directly or indirectly, independently or dependently, paid or without payment, in his own name or on behalf of third parties as producer, distributor, agent, managing director or shareholder within 6 months.

   10.  Temporary Living
        a. Mr. Anders will be provided normal and reasonable living expenses for the first sixty (60) days of his employment with the Company including traveling costs to and from Wendlingen. The Company will reimburse Mr. Anders for the cost of a reasonable rental property not to exceed six (6) months. In addition Mr. Anders will be reimbursed for the estate agents fee for finding a rental property but not to exceed a fee of two (2) months rent.

   11.  Other Provisions
        a. Any amendment or addition to this Employment Agreement shall be made in writing and has to be approved by the shareholders in order to be effective.

        b. This Agreement represents the entire agreement and understanding of the parties and supersedes any prior written or oral agreement between the parties.

        c.   This Agreement is subject to German law.

        d. The rights and benefits of the Company under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by, or against its successors and assigns. However, such transfer shall not relieve the Company of any liability under the terms of this Agreement.

        e. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed a waiver of any subsequent breach thereof.

        f. Should and individual clause of this Agreement be legally invalid or become legally invalid, the legal validity of the remaining Agreement shall not be affected thereby. In such case, however, a provision which will come as close as possible to the intended economic effect of the invalid provision, will be agreed.
                                      GIDDINGS & LEWIS, GmbH

                January 12, 1994             /s/ Joseph R. Coppola
                Place, date                  Mr. Joseph R. Coppola
                                             Chairman and Chief Executive
                                             Officer


                January 12, 1994             /s/ Heinz Gerhard Anders
                Place, date                  Mr. Heinz-Gerhard Anders